EXHIBIT 99.2

June 11, 2020

The Honorable Antonio P. Salazar
Commissioner of Financial Regulation
Division of Financial Regulation
Maryland Department of Labor
500 North Calvert Street, Room 402
Baltimore, MD 21202-3651

VIA EMAIL

Dear Commissioner Salazar,

Reference is made to that letter (the “Secret November 1 Letter”) dated November 1, 2019 from Andrew Bulgin to the attention of Teresa M. Louro, written on behalf of First United Corporation and First United Bank & Trust.1 As you are aware, the purpose of the Secret November 1 Letter was to cause the Maryland Commissioner to, among other things, investigate whether Driver’s purchase of the Company’s shares violated Section 3-314 of the FI Article and to prohibit Driver from voting those shares for five years in risible attempt to involve the Maryland Commissioner (a public agency) in the further entrenchment of the Company’s board of directors (the pursuit of a private goal).

Pursuant to the terms of a Settlement Agreement and Consent Order (the “Settlement Agreement”) dated May 22, 2020, the Maryland Commissioner agreed that it had closed its investigation into Driver’s purchase of the Company’s shares without any conclusive findings or determination that a violation of Section 3-314 of the FI Article had occurred and that the matter was fully and finally resolved.2

Regardless of the outcome of the Maryland Commissioner’s investigation into Driver’s purchase of the Company’s shares, the Secret November 1 Letter raises a number of troubling issues regarding the ability of the Company’s board of directors and management team to manage the Company and Bank without posing a risk to the safety and soundness of the Company and Bank. As a result, we are requesting that you immediately exercise your supervisory powers to determine whether the Company’s current board of directors and management team has the wherewithal, competence and skill to manage the Company and Bank without further jeopardy to the safety and soundness of the Company and the Bank and take such actions as may be needed to mitigate the current threat to the safety and soundness of the Company and the Bank.

By way of context, seven out of the eleven current members of the Company’s board of directors have served in that capacity continuously since at least 2006. Carissa Rodeheaver, the Company’s current Chairman and CEO, has served as an executive officer of the Company since 2006. As you will recall, immediately prior to the 2009-2010 Financial Crisis, the Company embarked on a series of highly risky strategies that resulted in the loss of significant amounts of shareholder capital in 2009 and 2010 that, in turn, led to regulators, including the Maryland Commissioner, prohibiting the Company and the Bank from paying dividends without prior approval in order to force the Company and the Bank to conserve scarce capital.

____________

1 A copy of the Secret November 1 Letter is available at https://renovatemybank.com/wp-content/uploads/2020/05/Letter-from-Andrew-Bulgin-to-MD-Commissioner_Nov-1-2019.pdf. Capitalized terms used but not otherwise defined herein shall have the meanings given in the Secret November 1 Letter.

2 A copy of the Settlement Agreement and Consent Order is available at https://renovatemybank.com/wp-content/uploads/2020/05/DLLR-Driver-Agreement-May-22-2020.pdf

Given the Company’s history of destroying shareholder capital, as one of the Company’s largest shareholders (and one who—like other shareholders—has seen the value of their investment decrease by more than 40% this year), it was disturbing to read in the Secret November 1 Letter that Driver’s exercise of its rights as a shareholder—rights that any shareholder, whether they own 1 or 100,000 shares, might exercise—to question the strategic direction of the Company and request that the Company’s board of directors take steps to increase shareholder value “placed and will continue to place, significant strains on the ability of the Company’s board and management team to manage the Company and the Bank” and that “if left unchecked,” Driver’s exercise of its rights as a shareholder “could present a risk to the continued safety and soundness of the Company and the Bank.”3

By the Company’s own admission, a single shareholder, exercising its fundamental to question the strategic direction of a public company and request that its board of directors take actions to increase shareholder value, was so distracting as to overwhelm the Company’s board of directors and management team, to the extent of putting the safety and soundness of the Company and the Bank at risk. If the burdens of managing a public company—and responding the concerns of its owners—are so onerous as to rise to the level of a risk to the safety and soundness of the Company and the Bank, the Maryland Commissioner should immediately investigate whether the Company’s management has the capacity to manage the Company and the Bank without further jeopardizing the Company’s and Bank’s safety and soundness and take such steps—whether causing the board of directors to replace, augment or upgrade the Company’s management team, eliminating unnecessary distractions taxing the attention of Ms. Rodeheaver and other members of senior management or otherwise—as the Maryland Commissioner may see fit in order to ensure the safety and soundness of the Company and the Bank.

Given that, again by the Company’s own admission, (i) strains were already being placed on the safety and soundness of the Company and the Bank as of November 1, 2019 and (ii) the Company recently concluded a contest for the election of directors that was notable for the extent of shareholder resources expended by the Company, the strains that were present on November 1, 2019 must have increased exponentially since then. Furthermore, since the Company has embarked on what may be a months or years long court battle with Driver—a court battle to “enforce” the Maryland Commissioner’s letter dated May 14, 2020, 4 a letter that is not only not “enforceable” but was rendered moot by the Settlement Agreement—the impact of the increased strain from this needless litigation may prove insurmountable.

Rather than wait, as the Maryland Commissioner did during the 2009-2010 Financial Crisis, for the Company and the Bank to lose millions of dollars of shareholders’ capital, the Maryland Commissioner should immediately act to investigate and counter this grave threat to the safety and soundness of the Company and the Bank. At the risk of pointing out the obvious, the Company’s history of risk management is—at best—well short of exemplary and—despite a track record of poor underwriting practices—the Company and the Bank continue to maintain a significant concentration of land acquisition and development loans. Additionally, the Company and the Bank have significant exposure to the tourism and hospitality industry, an industry that is currently under severe strain. Since the Maryland Commissioner was placed on notice on November 1, 2019—by the Company itself—of the existence of “significant strains on the ability of the Company’s board and management team to manage the Company and the Bank,” to the extent that the Company and/or the Bank incurs losses, the question will obviously be: What did the Maryland Commissioner do in order to mitigate a known weakness in order to preserve the safety and soundness of the Company and the Bank.

_______________

3 Secret November 1 Letter p. 10

4 A copy of the May 14, 2020 letter is available at https://renovatemybank.com/wp-content/uploads/2020/05/OCFR-to-Driver.Re-Violation-of-3-314.First-United-final-5.14.2020.pdf

1

Moreover, given the now public information that the Company utilized their cozy relationships with local legislature to exert political pressure on the Maryland Commissioner to take action against Driver and for the benefit of the Company’s entrenched board, to the extent that the Maryland Commissioner fails to act, questions will obviously arise as to whether the Maryland Commissioner’s inaction was, similarly, the result of inappropriate political pressure on behalf of the entrenched board of a public company.5

Please do not hesitate to contact me at 646-360-0791 to discuss this matter.

Sincerely,

/s/ J. Abbott R. Cooper
Managing Member Driver Management Company LLC

Cc: Jedd Bellman, Assistant Commissioner

______________

5 For example, see Delegate Wendel Beitzel’s statement that Ms. Rodeheaver “came to us and asked us to intervene and request and put political pressure on the bank people to do something to try and help them.”  Baltimore Business Journal, June 2, 2020 available at https://www.sec.gov/Archives/edgar/data/763907/000147793220003203/func_dfan14a.htm

2